EXHIBIT 2.2

EXECUTION COPY

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SHARE PURCHASE AGREEMENT
by and among
MICRON TECHNOLOGY, INC.,
MICRON SEMICONDUCTOR B.V.,
as Buyer,
and
THE SELLERS IDENTIFIED ON SCHEDULE 1 HERETO,
as Sellers
_________________________
Dated as of July 2, 2012
________________________

5955045v3

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

TABLE OF CONTENTS
(Continued)

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[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SHARE PURCHASE AGREEMENT
This Share Purchase Agreement (this “Agreement”) is made and entered into this 2nd day of July, 2012, by and between Micron Technology, Inc., a Delaware corporation (“Micron”), Micron Semiconductor B.V., a private company with limited liability organized under the laws of The Netherlands and a wholly owned subsidiary of Micron (“Buyer”), and the entities listed on Schedule 1 hereto (each, a “Seller” and collectively, the “Sellers”), for the purchase and sale of shares of capital stock of Rexchip Electronics Corporation, a corporation organized under the laws of the Republic of China (the “ROC”) (the “Company”). References herein to “a party” or “the parties” refer to Micron, Buyer and/or one or more of the Sellers, as the context may require.
WHEREAS, as of the date hereof, the Sellers own 713,627,586 of the issued and outstanding shares of common stock of the Company;
WHEREAS, the Sellers wish to sell to Buyer, and Buyer wishes to purchase from the Sellers, all of the unencumbered shares of common stock of the Company owned by the Sellers as of the Closing (as defined herein) upon the terms and subject to the conditions of this Agreement (the “Share Purchase”);
WHEREAS, concurrent with the execution and delivery hereof, Micron and Elpida Memory, Inc., a corporation organized under the laws of Japan (“Elpida”), are entering into a definitive Sponsor Agreement (the “Sponsor Agreement”) relating to Micron's sponsorship of Elpida and Akita Elpida Memory, Inc. (“Akita”) in their corporate reorganization proceedings;
WHEREAS, concurrent with the execution and delivery hereof, Powerchip Technology Corporation, a corporation organized under the laws of the ROC (“Powerchip”), which is one of the Sellers, and Elpida are entering into a definitive mutual standstill agreement (the “Standstill Agreement”) whereby they are agreeing to suspend certain rights and remedies that each has against the other relating to various matters and to take certain further actions; and
WHEREAS, it is a condition to Elpida and Micron's willingness to enter into the Sponsor Agreement, and Powerchip and Elpida's willingness to enter into the Standstill Agreement, that Micron, Buyer and the Sellers enter into this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS; RULES OF INTERPRETATION

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.1    Defined Terms. For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1:
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise. For purposes of this Agreement, the Company shall be deemed to be an Affiliate of Elpida and, following the Sponsor Agreement Closing, Elpida shall be deemed an Affiliate of Micron.
“Agreement” has the meaning set forth in the Preamble.
“Akita” has the meaning set forth in the Preamble.
“Antitrust Laws” shall mean all Laws designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York and Taipei, Taiwan are authorized or obligated by Law to close.
“Buyer” has the meaning set forth in the Preamble.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Company” has the meaning set forth in the Preamble.
“Company Shares” means shares of the Company's common stock with a par value of NT$10 per share.
“Confidential Information” has the meaning ascribed to such term in the Confidentiality Agreement.
“Confidentiality Agreement” means the Mutual Nondisclosure Agreement dated February 9, 2011 between Micron and Powerchip.
“Consideration” has the meaning set forth in Section 2.1.
“Contracts” means all agreements, contracts, indentures, deeds and other legally binding instruments of any kind.
“Elpida” has the meaning set forth in the Recitals.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Examiner” means the examiner appointed by the Reorganization Court in the corporate reorganization proceedings of Elpida and Akita in Japan.
“Existing Licenses” means the agreements listed on Schedule 2 hereto.
“Governmental Authority” means any court, tribunal, authority, ministry, commission or other governmental or quasi-governmental regulatory or adjudicative body or authority of any kind of competent jurisdiction.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Insolvency Event” means, with respect to any Person, if such Person (A) applies for or consents to the appointment of, or the taking of possession by, a receiver, administrator, custodian, trustee, liquidator or the like of itself or all or a substantial portion of its assets; (B) makes a general assignment for the benefit of, or a composition with, creditors; (C) is adjudicated for bankruptcy or insolvency, or declared bankrupt or insolvent; (D) files a petition seeking to take advantage of any other Laws relating to bankruptcy, suspension of payments, insolvency, reorganization, rehabilitation, dissolution, liquidation, winding up, composition or adjustment of debts; (E) has a petition filed against it in an involuntary case under any such Laws; (F) acquiesces in, or fails to controvert in a timely manner, any petition filed against it in an involuntary case under any such Laws; or (G) takes any action for the purpose of effecting any of the foregoing. For purposes of this Agreement, a request by a debtor of its creditors to extend the maturity date of outstanding indebtedness will not, in and of itself, constitute an “Insolvency Event”.
“Investment Commission” means the Investment Commission of the Ministry of Economic Affairs of the ROC.
“JBIC” has the meaning set forth in Section 6.3(d).
“JVA” means that certain Joint Venture Agreement dated January 25, 2007, as amended, between Elpida and Powerchip relating to the Company.
“JVA Rights and Remedies” has the meaning ascribed to such term in the Standstill Agreement.
“JVA Share Transfer Agreement” has the meaning ascribed to such term in the Standstill Agreement.
“Kingston” means Kingston Technology Corporation.
“Laws” means laws, statutes, rules of the common law, regulations, rules or other requirements of any Governmental Authority.
“Lender Consents” has the meaning set forth in Section 5.8(c).

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, hypothecation, charge, option, right of first refusal, voting agreement or trust, easement, servitude, transfer restriction or other restriction or encumbrance of any kind. For purposes of this Agreement, the Purchase Rights will be deemed to be Liens on the Company Shares to which they relate.
“Micron” has the meaning set forth in the Preamble.
“New Licenses” means [*].
“Orders” means orders, judgments, injunctions, awards, decrees or writs of any kind.
“Participating Lienholder” means each holder of Liens on any of the Sellers' Shares that has agreed to release the Liens pursuant to Section 5.4.
[*]

“Permitted Designee” means any direct or indirect wholly owned Subsidiary of Micron or a Governmental Authority in the ROC, in each case as designated by Micron in writing prior to the Closing.
“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.
“Powerchip” has the meaning set forth in the Recitals.
“Powerchip Released Party” has the meaning set forth in Section 5.13(b).
“Powerchip Rights” has the meaning set forth in Section 5.13(b).
[*]

“PwC” means PricewaterhouseCoopers, Taiwan.
“Regulatory Approvals” has the meaning set forth in Section 5.8(a).
“Released Party” has the meaning set forth in Section 5.13(a).
“Releasor Party” has the meaning set forth in Section 5.13(a).

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Reorganization Court” means the court presiding over the corporate reorganization proceedings of Elpida and Akita in Japan.
“ROC” has the meaning set forth in the Preamble.
“Securities and Futures Bureau” means the Securities and Futures Bureau of the Financial Supervisory Commission Executive Yuan of the ROC.
“Seller” or “Sellers” has the meaning set forth in the Preamble.
“Sellers' Disclosure Letter” has the meaning set forth in the first paragraph of Article III.
“Sellers' Shares” means all Company Shares owned by each of the Sellers as of the date of this Agreement, which are set forth opposite each Seller's name on Schedule 1 hereto, and all securities received as a result of a stock dividend, distribution, subdivision or reclassification in respect of the Sellers' Shares.
“Share Purchase” has the meaning set forth in the Recitals.
“Solvent” means, with respect to a particular date and with respect to any Person, that on such date, (a) the value of the assets of the Person at “fair saleable value” will exceed the sum of (i) the value of all “liabilities of such Person (including a reasonable estimate of contingent liabilities)” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities (including a reasonable estimate of contingent liabilities) of such Person, as of such date, on its existing debts as such debts become absolute and mature, (b) such Person will be able to pay its liabilities (including a reasonable estimate of contingent liabilities) as such liabilities mature and (c) such Person will not have an unreasonably small amount of capital with which to conduct the business in which it is engaged or proposed to be engaged immediately following such date. For purposes of this definition, “not have an unreasonably small amount of capital with which to conduct the business in which it is engaged or proposed to be engaged immediately following such date” and “able to pay its liabilities (including a reasonable estimate of contingent liabilities) as such liabilities mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due.
“Sponsor Agreement” means that certain Sponsor Agreement, dated as of the date hereof and as the same may be amended from time to time, by and among Micron and Nobuaki Kobayashi and Yukio Sakamoto as trustees for Elpida and Akita.
“Sponsor Agreement Closing” means the closing of Micron's acquisition of Elpida in accordance with the terms and conditions of the Sponsor Agreement.
“Standstill Agreement” has the meaning set forth in the Recitals.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Standstill Period” has the meaning ascribed to such term in the Standstill Agreement.
“Stock Transfer Agent” has the meaning set forth in Section 2.3(a).
“Subsidiary” means, in relation to any Person, any corporation or other entity of which the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are owned directly or indirectly by such Person.
“Unencumbered Sellers' Shares” means all Sellers' Shares that are not subject to any Liens as of immediately prior to the Closing, including any such shares where the holder of Liens with respect to such shares agrees to release, and does in fact release, such Liens at the Closing.
[*]

[*]

1.2    Interpretation. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.” Any Law defined or referred to herein (or in any agreement or instrument that is referred to herein) means such Law as, from time to time, it may be amended, modified or supplemented, including by succession of comparable successor statutes. All references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. All references in this Agreement to “NT$” shall mean New Taiwan Dollars and all references in this Agreement to “US$” shall mean United States Dollars. The Article and Section headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. In the event that any action is required to be taken pursuant to this Agreement falls on a date that is not a Business Day, such date shall be deemed extended to the next Business Day.
ARTICLE II
PURCHASE AND SALE OF SHARES; PURCHASE PRICE
2.1    Sale and Purchase of Shares. At the Closing provided for in Section 2.2, upon the terms and subject to the conditions of this Agreement, each of the Sellers shall sell, transfer, assign, convey and deliver to Buyer or the Permitted Designee, if any, free and clear of all Liens, and Buyer

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

or the Permitted Designee, if any, shall purchase from each of the Sellers, all of the Unencumbered Sellers' Shares owned by each such Seller as of immediately prior to the Closing at a price per share equal to NT$14.03 in cash (the “Consideration”), in each case to be paid in accordance with Section 2.3.
2.2    Closing; Closing Date.  The closing of the Share Purchase (the “Closing”) shall take place at the offices of Jones Day (Taipei), located at 8F, 2 Tun Hwa S. Road, Sec. 2 Taipei 106, Taiwan, ROC at 9:00 a.m. local time, on the first day on which the conditions to Closing set forth in Article VI have been satisfied or (if permissible) waived, or such other time or date as the parties may mutually agree. The parties acknowledge their intent to effectuate the Closing concurrent with, and conditioned upon the occurrence of, the Sponsor Agreement Closing. The date upon which the Closing occurs is referred to herein as the “Closing Date” and the Closing shall be deemed to have occurred at 12:01 a.m. (local time) on the Closing Date.

2.3    Deliveries At Closing. At the Closing:
(a)    if the Unencumbered Sellers' Shares are physically issued in certificated form, the Sellers shall (1) cause representatives of Participating Lienholders to bring all share certificates of the Unencumbered Sellers' Shares they hold, having duly endorsed on the back to cancel any and all Liens thereon, to the stock transfer agent of the Company (“Stock Transfer Agent”) for verification and counting by the Stock Transfer Agent as well as by Buyer's representatives, and (2) further deliver or cause to be delivered to Buyer or the Permitted Designee, as the case may be, all share certificates representing the Unencumbered Sellers' Shares duly endorsed on the back in blank for transfer and free and clear of any Liens, and accompanied by the proper stock transfer application submitted to the Company duly completed and executed by each Seller for registering on the Company's shareholders register the transfer of the Unencumbered Shares to Buyer or the Permitted Designee, as the case may be;
(b)    Powerchip shall deliver a copy of an extract from the Company's shareholders register showing Buyer or the Permitted Designee, as the case may be, as a shareholder of the Company holding the number of Unencumbered Sellers' Shares;
(c)    the Sellers shall take such other actions as may be required under the Laws of the ROC and other applicable Laws to register the Unencumbered Sellers' Shares in the name of Buyer or the Permitted Designee, as the case may be;
(d)    Buyer or the Permitted Designee, as the case may be, shall deliver or cause to be delivered: (1) to the trust account under Powerchip's name controlled by the syndicated bank lenders (which Powerchip shall inform Buyer or the Permitted Designee, as the case may be, at least two (2) Business Days prior to the Closing Date) the portion of the Consideration less the applicable ROC securities transaction tax for the Unencumbered Sellers' Shares sold by Powerchip, Li-Hsin Investment Co., Ltd. and Quantum Vision Corporation, by wire transfer of immediately available funds in New Taiwan Dollars, and (2) to Maxchip Electronics Corporation and Dr. Frank Huang their respective portion of the Consideration less the applicable ROC securities transaction tax for the Unencumbered Sellers' Shares sold by such Sellers by wire transfer of immediately

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

available funds in New Taiwan Dollars to the bank account or accounts designated at least two (2) Business Days prior to the Closing Date by such Seller in writing to Buyer or the Permitted Designee, as the case may be; and
(e)    the Sellers shall deliver or cause to be delivered to Buyer or the Permitted Designee, as the case may be, reasonably satisfactory evidence that each of the Participating Lienholder who is not a bank has received an amount, from the Consideration paid into the trust account described in paragraph (d) above, equal to the full amount of the then outstanding debt (including all remaining balances on principal, interests, default interests and/or penalties) owed by Powerchip or such other Seller under the instruments governing the Lien over such Seller's Shares held by such Participating Lienholder immediately prior to the Closing.
2.4    Adjustments.  If the Company shall, at any time and from time to time on or before the Closing Date, issue dividends or make distributions on Company Shares payable in Company Shares, or subdivide or reclassify outstanding Company Shares into a greater number of Company Shares, then the per share Consideration shall be proportionally decreased, and conversely, if the Company shall, at any time or from time to time on or before the Closing Date, combine or reclassify outstanding Company Shares into a smaller number of Company Shares, then the per share Consideration for the Unencumbered Sellers' Shares shall be proportionally increased. Upon the occurrence of any event that would require such an adjustment, or any other similar corporate event impacting the Company Shares, the parties shall make such other amendments or modifications to this Agreement to take into account in an equitable manner the occurrence of such event.
2.5    Agreement with Stock Transfer Agent. Prior to the Closing, Powerchip and Buyer or the Permitted Designee, as the case may be, will discuss and enter into an agreement with the Stock Transfer Agent on terms reasonably satisfactory to Powerchip and Micron whereby the Stock Transfer Agent undertakes to hold in custody all physical share certificates of the Sellers' Shares for the duration of the Closing and to immediately release and deliver all such share certificates to Buyer or the Permitted Designee, as the case may be, upon Buyer or the Permitted Designee delivering to the Stock Transfer Agent a copy of a wire transfer record of transfers made pursuant to Section 2.3(d). Fees and expenses charged by the Stock Transfer Agent shall be borne equally by Powerchip and Buyer or the Permitted Designee, as the case may be.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
The Sellers hereby represent and warrant to Micron and Buyer, subject to such exceptions as are specifically disclosed in the disclosure letter delivered by the Sellers to Micron and Buyer and dated as of the date hereof (the “Sellers' Disclosure Letter”) (which Sellers' Disclosure Letter shall be arranged in sections and subsections corresponding to the numbered and lettered sections and

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

subsections contained in this Article III, with the disclosure in any section or subsection of the Sellers' Disclosure Letter qualifying only the corresponding section or subsection in this Article III and such other sections or subsections in this Article III where the relevance of such disclosure to such section or subsection is reasonably apparent on its face), as follows:
3.1    Due Organization.  Each entity Seller is a corporation or other legal entity duly organized, validly existing and in good standing (to the extent such concept is applicable in such jurisdiction) under the Laws of its jurisdiction of organization, which is indicated opposite such Seller's name on Schedule 1 hereto. Each entity Seller has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted.
3.2    Title to the Shares. Each Seller is the sole record and beneficial owner of the Company Shares set forth opposite such Seller's name on Schedule 1 hereto, and has good and valid title to such shares, free and clear of all Liens except those Liens listed in Section 3.2 of the Sellers' Disclosure Letter. No Seller owns any Company Shares other than those set forth opposite such Seller's name on Schedule 1 hereto, or holds any rights, options or warrants to acquire any Company Shares (including any rights to repurchase any Company Shares previously transferred by such Seller to any other Person), other than statutory preemptive rights. None of the Sellers has granted any options, warrants, calls or any other rights to purchase or otherwise acquire any such Company Shares or any interest therein to any other Person, or entered into any Contract with respect thereto except those options listed in Section 3.2 of the Sellers' Disclosure Letter. Each Seller has the sole power and authority to convey to Buyer or the Permitted Designee, as the case may be, all of its right, title and interest in and to the Unencumbered Sellers' Shares at Closing. Upon consummation of the Share Purchase, Buyer or the Permitted Designee, as the case may be, will acquire from the Sellers good and marketable title to the Unencumbered Sellers' Shares, free and clear of all Liens.
3.3    Authority and Enforceability.  Each of the Sellers has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Seller, the performance of each Seller's obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller, and constitutes the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws, Laws of general applicability relating to or affecting creditors' rights and to general equity principles.
3.4    Noncontravention.  As to each Seller, the execution and delivery by such Seller of this Agreement, the performance by such Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby, do not and will not:
(a)    violate the organizational documents of such Seller;
(b)    require such Seller to obtain any consents, approvals or authorizations of, or make any filings with or give any notices to, any Governmental Authorities, except for (i) the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

requirements under Antitrust Laws in connection with the transactions contemplated by the Sponsor Agreement and this Agreement, (ii) the applicable foreign investment approvals of the Investment Commission and, if applicable, filings with the Securities and Futures Bureau and (iii) as contemplated by Section 6.1(b);
(c)    assuming that such consents, approvals and authorizations are received, and such filings are made and/or notices given, violate any Orders or Laws; or
(d)    result in the breach of, or constitute (with or without notice or lapse of time, or both) a default under, any material Contract to which such Seller is a party or by or to which such Seller or its Sellers' Shares is bound (and where, in the case of a Contract to which such Seller is a party or by which it is bound, such breach or default would have a material adverse impact on its ability to perform its obligations hereunder or consummate the transactions contemplated hereby) or result in the creation of any Lien on the Sellers' Shares.
3.5    Contracts and Relationships.  The Sellers have provided to Micron true and complete copies of all Contracts between any Seller or any of its Affiliates (excluding the Company and its Subsidiaries), on the one hand, and the Company and any of its Subsidiaries, on the other hand. Set forth on Section 3.5 of the Sellers' Disclosure Letter is a description, which is accurate and complete in all material respects, of: (i) all other ongoing material business or operational relationships between any Seller or any of its Affiliates (excluding the Company and its Subsidiaries), on the one hand, and the Company and any of its Subsidiaries, on the other hand, and (ii) the arrangements between Powerchip, Elpida and/or the Company on the contribution and licensing of intellectual property or technology between Powerchip and/or any of its Subsidiaries, on the one hand, and Elpida, the Company and/or any of their respective Subsidiaries, on the other hand.
3.6    Brokers.  None of the Sellers nor any of their Affiliates has paid or agreed to pay, or received any claim with respect to, any brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated hereby.

3.7    Legal Proceedings and Orders.
(a)    There is no action or proceeding pending or, to the knowledge of any Seller, threatened at law or in equity, before any court or before or by any Governmental Authority, or by any other Person, that challenges the validity or enforceability of, or that could reasonably be expected to have the effect of preventing, delaying, or making illegal, this Agreement or any of the transactions contemplated hereby.
(b)    There is no Order to which any Seller, or to the knowledge of any Seller, to which the Company, is subject that has or could reasonably be expected to have the effect of preventing, delaying, or making illegal this Agreement or any of the transactions contemplated hereby.
3.8    Absence of Claims.  None of the Sellers has any: (a) knowledge of any currently existing dispute or claim of any kind, character or nature whatsoever between the Company or any

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

of its Subsidiaries, on the one hand, and any Seller or any of its Affiliates, on the other hand, other than claims for overdue amounts owed by Powerchip to the Company or Elpida; or (b) knowledge of any currently existing facts or circumstances that would reasonably be expected to give rise to a dispute described in clause (a).
3.9    Solvency.  No Seller is entering into this Agreement or agreeing to perform its obligations hereunder, including consummating the Share Purchase, with the actual intent to hinder, delay or defraud any of its present or future creditors. Each Seller will, after giving effect to the Share Purchase, be Solvent at and immediately after the Closing. There has not occurred an Insolvency Event with respect to any Seller.
3.10    Consideration; Opinion.  The Consideration to be paid at the Closing for the Unencumbered Sellers' Shares constitutes reasonably equivalent value for such shares. On or prior to the date of this Agreement, the Sellers have received a fairness opinion from PwC that the Consideration constitutes reasonably equivalent value for the Unencumbered Sellers' Shares to be sold at the Closing, and has allowed Micron to review a copy thereof.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MICRON AND BUYER
Micron and Buyer hereby represent and warrant to the Sellers that:
4.1    Due Incorporation and Authority.
(a)    Micron is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Micron has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted.
(b)    Buyer has been duly organized and is validly existing as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) and in good standing (to the extent such concept is applicable) under the Laws of The Netherlands. Buyer has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted.
4.2    Authority and Enforceability.  Micron and Buyer each has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Micron and Buyer, the performance of Micron's and Buyer's obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each of Micron and Buyer. This Agreement has been duly executed and delivered by each of Micron and Buyer, and constitutes the legal, valid and binding obligation of each of Micron and Buyer, enforceable against each of Micron and Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws, Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.3    Noncontravention.  As to each of Micron and Buyer, the execution and delivery by it of this Agreement, the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, do not and will not:
(a)    violate its organizational documents;
(b)    require it to obtain any consents, approvals or authorizations of, or make any filings with or give any notices to, any Governmental Authorities, except for (i) the requirements under Antitrust Laws in connection with the transactions contemplated by the Sponsor Agreement and this Agreement, (ii) the applicable foreign investment approvals of the Investment Commission and, if applicable, filings with the Securities and Futures Bureau and (iii) as contemplated by Section 6.1(b);
(c)    assuming that such consents, approvals and authorizations are received, and such filings are made and/or notices given, violate any Orders or Laws; or
(d)    result in the breach of, or constitute (with or without notice or lapse of time, or both) a default under, any material Contract to which it is a party or by or to which it is bound where such breach or default would have a material adverse impact on its ability to perform its obligations hereunder or consummate the transactions contemplated hereby.
4.4    Brokers.  Except for fees and commissions that will be paid by Micron, Buyer or the Permitted Designee, no Person retained by or on behalf of Micron, Buyer or any of their respective Subsidiaries is entitled to any brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated hereby.
4.5    Legal Proceedings and Orders.
(a)    There is no action or proceeding pending or, to the knowledge of Micron or Buyer, threatened at law or in equity, before any court or before or by any Governmental Authority, or by any other Person, that challenges the validity or enforceability of, or that could reasonably be expected to have the effect of preventing, delaying, or making illegal, this Agreement or any of the transactions contemplated hereby.
(b)    There is no Order to which either Micron or Buyer is subject that has or could reasonably be expected to have the effect of preventing, delaying, or making illegal this Agreement or any of the transactions contemplated hereby.
4.6     Financial Ability.  At the Closing, Buyer or the Permitted Designee, as the case may be, shall have cash on hand or access to other sources of immediately available funds to enable it to pay the Consideration in accordance with Sections 2.1 and 2.3(d).

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE V
COVENANTS AND AGREEMENTS
5.1    Voting of Shares.  Between the date of this Agreement and the Closing Date, except as expressly contemplated by this Agreement or otherwise agreed to in writing by Micron, the Sellers shall not:
(a)    vote the Sellers' Shares in favor of the amendment of, or otherwise permit the Company to amend (to the extent reasonably practicable through the exercise of such rights), the Company's articles of incorporation or other organizational documents;
(b)    resolve on any increase in the paid-in capital of the Company;
(c)    vote the Sellers' Shares to approve or otherwise permit (to the extent reasonably practicable through the exercise of such rights) the declaration, setting aside or payment of any dividend or other distribution on or in respect of, or any subdivision, combination or reclassification in respect of, the Company Shares or other securities of the Company; or
(d)    grant any proxies or powers of attorney with respect to the Sellers' Shares, deposit any Sellers' Shares into a voting trust or enter into any Contract with respect to the voting of any Sellers' Shares.
5.2    Conduct of Business.  Between the date of this Agreement and the Closing Date, except as expressly contemplated by this Agreement or otherwise agreed to in writing by Micron, the Sellers shall not exert their influence, through the voting of Company securities or otherwise, to cause the Company to take any of the following actions:
(a)    operate the business of the Company other than in the ordinary course of business consistent with past practice or fail to maintain all of the facilities, assets and properties of the Company in their condition as of the date hereof, normal wear and tear excepted;
(b)     (i) disrupt the Company's business organizations, (ii) terminate the services of the Company's present employees and other service providers or (iii) terminate the Company's present relationships with its material vendors, suppliers and customers and other Persons having business relationships with it;
(c)    (i) make, solicit, encourage, cooperate with or facilitate (by way of furnishing information or otherwise) any inquiries or proposals for, or take any steps to effect, the acquisition of the stock, assets or business of the Company or (ii) acquire or dispose of any material assets, properties or interests, in each case other than (x) in the ordinary course of business consistent with past practice or (y) as expressly contemplated by this Agreement or the Sponsor Agreement;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)    merge or consolidate with any other Person, amend or modify its articles of incorporation or other organizational documents, or effect any stock dividends or distributions or other issuance of Company Shares or other securities, subdivisions or combinations of Company Shares or any reclassification of Company Shares;
(e)    enter into, or become obligated under, any material Contract;
(f)    terminate or change, amend or otherwise modify any material Contract;
(g)    take any action to implement, or decide to implement in the future, any material technology or process not in use by the Company on the date hereof;
(h)    incur or guarantee any indebtedness or suffer or permit the creation of any Lien outside the ordinary course of business consistent with past practice upon any facilities, assets, properties or interests of the Company;
(i)    release, settle or compromise any material claim, or waive any material right, of the Company or settle or compromise any pending or threatened material claim against the Company; and
(j)    agree to take any action which would breach or violate clauses (a)-(i) of this Section 5.2.

5.3    No Transfer or Acquisition of Shares.
(a)    Between the date of this Agreement and the Closing Date, and except as provided in Section 5.3(b) or Section 5.3(c) below or otherwise agreed to in writing by Micron, each Seller agrees not to, directly or indirectly, offer for sale, sell, transfer, tender, pledge, hypothecate, assign or otherwise dispose of, or grant or enter into any Contract, option, commitment or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, hypothecation, assignment or other disposition of, or create or allow to exist any Lien on or with respect to, any or all of the Sellers' Shares owned by such Seller (or any interest therein).
(b)     Between the date of this Agreement and the Closing Date, Sellers may pledge the Sellers' Shares to the extent required to obtain financing that is necessary for the operation of Powerchip's business consistent with past practice or to the extent required by the terms and conditions of Powerchip's existing syndicated bank lending arrangements, provided that:
(i)    prior written notice is given to Elpida pursuant to Section 11.2 of the JVA, and
(ii)    so long as any Person to whom any Sellers' Shares are pledged after the date hereof agrees at or prior to entering into the pledge arrangement:

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(1)    to the arrangements described in clauses (i) and (ii) of the first sentence of Section 5.4 below; and
(2)    to release and cancel any such pledge and all other Liens on the Sellers' Shares upon delivery to such Person of the portion of the Consideration payable by Buyer or the Permitted Designee, as the case may be, for the Sellers' Shares that have been so pledged to such Person, or a lesser amount as determined by the instruments governing the pledge or as agreed by the applicable Seller and such Person.
(c)    Powerchip shall be permitted to transfer such number of its Sellers' Shares to Kingston in order to satisfy its outstanding loan obligations to Kingston, subject to and conditioned upon Kingston agreeing, on or prior to such transfer, to sell such shares to Buyer or the Permitted Designee, as the case may be, on terms and conditions that are reasonably acceptable to Micron.
(d)    Between the date of this Agreement and the Closing Date, none of the Sellers will acquire any Company Shares or any rights, options or warrants to acquire any Company Shares, or enter into any Contract with respect to the foregoing, other than the acquisition of any Company Shares issued by the Company as a stock dividend or distribution on in connection with a subdivision of the Company Shares.
5.4    Existing Liens on Sellers' Shares.  To the extent not obtained prior to signing this Agreement, Powerchip shall use its reasonable best efforts to obtain, as promptly as practicable, the agreement of each lender to Powerchip or any other Seller that holds a Lien on any of the Sellers' Shares (i) for a period of eighteen (18) months from the date of this Agreement, not to exercise remedies with respect to such shares pending consummation of the Share Purchase, including the exercise of the rights of pledgees with respect to the shares or petitioning with a court or other Governmental Authority to foreclose the shares, and (ii) concurrent with the Closing, to release, terminate and cancel any or all Liens on such shares upon delivery to such holder, that is not a bank, an amount from the Consideration equal to the full amount of the then outstanding debt (including all remaining balances on principal, interests, default interests and/or penalties) owed by Powerchip or such other Seller under the instruments governing the Lien. Powerchip has delivered to Micron prior to the execution hereof accurate and complete copies of the consents of all of the Sellers' non-bank lenders to the foregoing arrangements and minutes of the bank meeting evidencing the approval of Powerchip's syndicated bank lenders of the foregoing arrangements, and shall use its reasonable best efforts to obtain the agreement from each of the syndicated bank lenders to the foregoing arrangements described in the first sentence of this Section 5.4 as promptly as practicable. Powerchip further agrees that it shall apply for appropriate relief from the Ministry of Economic Affairs of the ROC and other appropriate Governmental Authorities if any of the syndicated bank lenders do not promptly agree to the foregoing arrangements such that the arrangements can be imposed on the syndicated bank lenders that do not agree to such arrangements.

5.5    Confidentiality.
(a)    The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect and survive the Closing, except that the non-

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

disclosure and non-use obligations of Micron and its Subsidiaries and their respective Representatives (as defined in the Confidentiality Agreement) under the Confidentiality Agreement in respect of information relating to the Company and its Subsidiaries shall terminate at the Closing. After the Closing, such information shall be deemed Confidential Information of Micron and, accordingly, Powerchip shall be subject to all restrictions under the Confidentiality Agreement with respect thereto. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in all respects.
(b)    Notwithstanding Section 5.5(a), Micron, Buyer and Powerchip are each hereby permitted to disclose Confidential Information to (i) Elpida and its representatives, including the trustees, the Reorganization Court and the Examiner under Elpida's corporate reorganization proceedings and (ii) the Company and its representatives, in each case of (i) and (ii) on a need to know basis in order for such Persons to evaluate and consummate the transactions contemplated hereby and by the Sponsor Agreement; provided, however, that neither Micron nor Buyer shall disclose to Elpida, the Company or their respective representatives the purchase price to be paid by Buyer or the Permitted Designee, as the case may be, for the Unencumbered Sellers' Shares unless (x) such purchase price has been disclosed by any Seller to any such Person or publicly or (y) such purchase price has been disclosed publicly by Micron if such disclosure is not in contravention of this Agreement; provided further that any such recipients of Confidential Information shall be subject to confidentiality and non-use obligations to the disclosing party that are at least as restrictive as those set forth in the Confidentiality Agreement.
5.6    Expenses.  Except as otherwise provided herein, Micron, Buyer and each Seller shall bear their respective fees, expenses and taxes incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby.
5.7    Publicity.  Promptly following the execution and delivery of this Agreement by each of the parties, Micron and Powerchip shall each issue a press release in the forms previously agreed between them. Except as may be required by Law or by rules of any applicable stock exchange, the parties hereto agree that no further publicity release or announcement concerning this Agreement and the transactions contemplated hereby shall be made without advance consultation between Micron and Powerchip (except to the extent that compliance with this requirement would result in a violation of applicable Law), and prior to making such release or announcement, the announcing party will deliver a draft of such release or announcement to the other parties as well as Elpida and shall give the other parties and Elpida reasonable opportunity to comment thereon.

5.8    Required Approvals and Consents.
(a)    Between the date hereof and the Closing Date, each of the parties agrees to cooperate with the other parties and to use its reasonable best efforts to obtain as promptly as practicable any authorizations or approvals of, and to make all required notices and filings with, Governmental Authorities required for the consummation of the transactions contemplated by this Agreement, including those required to be obtained under Antitrust Laws (the “Regulatory Approvals”). Each of the parties agrees to cooperate with the other parties and to use its reasonable

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

best efforts to contest any ruling, order or other legal action of any Governmental Authority seeking to restrict, prevent or prohibit the consummation of the transactions contemplated by this Agreement; provided, however, that nothing herein shall be construed to require Micron (or any of its Affiliates) to accept, or agree to accept, any action or restriction imposed by any Governmental Authority related to the assets, businesses, properties and operations of Micron (or any of its Affiliates) which could reasonably be expected to materially affect the economic or business benefits contemplated by this Agreement or the Sponsor Agreement, including the benefits resulting from the integration of Elpida with Micron and from the acquisition by Micron, directly or indirectly, of Company Shares.
(b)    Between the date hereof and the Closing Date, each of the Sellers agrees to use its reasonable best efforts to obtain as promptly as practicable all necessary consents, waivers and approvals of all counterparties to Contracts to which such Seller is a party or by which it is bound as are required in order for such Seller to be able to consummate the Share Purchase on the terms and conditions set forth herein, including the agreement of each of [*] (i) not to exercise or transfer, sell or otherwise dispose of its respective [*] during the period between the date of this Agreement and the Closing and (ii) to terminate its respective [*] effective at or prior to the Closing. All such consents, waivers and approvals shall be in form and substance reasonably satisfactory to Micron.
(c)    Without limiting the generality of Section 5.8(b), between the date hereof and the Closing Date, each of the Sellers agrees to use its reasonable best efforts to obtain as promptly as practicable all necessary consents, waivers and approvals of all lenders to the Sellers and all lenders to the Company as are required in order for such Seller to be able to consummate the Share Purchase on the terms and conditions set forth herein without resulting in a default or event of default under or otherwise give rise to any rights or remedies under any such loan arrangements (such consents, the “Lender Consents”). All such Lender Consents shall be in form and substance reasonably satisfactory to Micron.
5.9    Access to Information and Cooperation.  Between the date of this Agreement and the Closing, the Sellers shall use reasonable best efforts to cause the Company to afford Micron, Buyer, the Permitted Designee, if any, and their respective representatives reasonable access during normal business hours and upon reasonable prior notice to the properties, personnel, Contracts, books and records of the Company and its Subsidiaries and to deliver or make available to Micron, Buyer, the Permitted Designee, if any, and their respective representatives information concerning the business, properties, assets and personnel of the Company and its Subsidiaries as such Persons may from time to time reasonably request. Nothing in this Section 5.9 shall obligate the Sellers to provide or to exercise efforts to cause the Company to provide information prior to the Closing the provision of which would be prohibited by Law, including as a result of Laws relating to privacy, competition or otherwise.
5.10    Change in Membership of Company Boards. The Sellers shall, and shall cause their representatives, as the case may be, on the Board of Directors, the Executive Committee, and any

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

other management body of the Company or any Subsidiaries of the Company to resign from such positions effective as of the Closing.
5.11    Further Assurances.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including executing any additional instruments necessary to consummate the transactions contemplated hereby. If at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary actions.
5.12    Elpida Licenses.
(a)    [*] Micron will cause Elpida to enter into [*] the New Licenses at the Closing.
(b)    [*]
(c)    Micron will cause Elpida to cause the Existing Licenses to be in full force and effect in accordance with their terms as of immediately following the Closing (it being understood that this Section 5.12(c) shall not be deemed to amend or modify the terms of such licenses in any way or be a waiver, release or discharge of any breach by any party of any provision of the Existing Licenses).
5.13    Termination of Certain Rights and Remedies.
(a)    Powerchip hereby agrees that, effective as of the Closing, the JVA Rights and Remedies, the JVA Share Transfer Agreement, and, to the extent still in effect, the JVA, shall automatically terminate, and Powerchip shall have no further rights, remedies or obligations thereunder or pursuant thereto. Effective upon such termination, Powerchip (the “Releasor Party”) hereby irrevocably waives and releases and discharges each other party thereto and its Affiliates, and the shareholders, directors, officers, employees, trustees, examiners and representatives of such party and their respective Affiliates (each, a “Released Party”) from and against any and all claims, causes of action, demands, orders, obligations and rights both at law and in equity, in each case with respect to the JVA Rights and Remedies, the JVA Share Transfer Agreement and otherwise arising under the JVA, that the Releasor Party has as of the time of termination, has ever had or at any time could have asserted against any of the Released Parties, whether in law, equity or otherwise, whether known or unknown, suspected or unsuspected.
(b)    Powerchip hereby agrees that, effective as of the Closing, all of Powerchip's rights to capacity allocation and supply from the Company and any other rights associated with Powerchip's share ownership in the Company (other than rights generally available to shareholders

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

of the Company under its articles of incorporation and applicable Law) (the “Powerchip Rights”) shall automatically terminate, even if Powerchip or any other Sellers continue to hold shares in the Company. Powerchip hereby agrees to and does hereby assign all such rights to capacity allocation and supply to Micron and its Subsidiaries effective as of the Closing. Effective upon such termination, Powerchip hereby irrevocably waives and releases and discharges the Company, Elpida and their respective Affiliates, and the shareholders, directors, officers, employees, trustees, examiners and representatives of the Company, Elpida and their respective Affiliates and their respective affiliates (each, a “Powerchip Released Party”) from and against any and all claims, causes of action, demands, orders, obligations and rights both at law and in equity, in each case with respect to the Powerchip Rights that Powerchip has as of the time of termination, has ever had or at any time could have asserted against any of the Company, Elpida and their respective Affiliates, whether in law, equity or otherwise, whether known or unknown, suspected or unsuspected.
(c)    Nothing in this Section 5.13 or elsewhere in this Agreement shall be deemed to be a waiver, release or discharge of any amounts owed by Powerchip to the Company or Elpida for the transfer of technology or intellectual property rights or the provision of products or services or the failure to satisfy payment or reimbursement obligations in connection therewith.
(d)    Powerchip hereby agrees to enter into such further agreements and other instruments evidencing the terminations, waivers, releases, discharges and assignments set forth in Sections 5.13(a)-(b) as are reasonably requested by Micron, Elpida or any Released Party or Powerchip Released Party, as the case may be (including entry into or continuation of such licenses to existing Powerchip technology that is being used by the Company as of the Closing as may be necessary to allow the Company to manufacture products for Micron, Elpida and their respective Subsidiaries following the Closing; provided that, in the event of the continuation of any existing license of identified Powerchip technology that the Company determines is necessary for such manufacturing, Powerchip will be entitled to a license back of modifications and improvements to such identified technology if such license back is provided for in the existing license).
5.14    No-shop.  Powerchip hereby agrees that, during the Standstill Period, it shall refrain from soliciting, engaging in any discussions or negotiations, or entering into any agreement or arrangement with any other Person or group of Persons relating to: (a) the transfer, sale, assignment, or other disposition of its purported right to require Elpida to sell all of the Company Shares owned by Elpida to Powerchip or a designee of Powerchip pursuant to Sections 14.2, 15.3(a)(i) and 15.3(b) of the JVA, (b) the designation of any Person or group of Persons as Powerchip's designee to purchase such shares from Elpida or (c) the financing of the purchase of such shares from Elpida.
5.15    Delisting and Going Private.  Each of the Sellers agrees to take such actions as are reasonably necessary and within its power to cause (i) the delisting of the Company from the Emerging Market of the GreTai Securities Market as promptly as practicable after the date of this Agreement and in any event prior to the Closing and (ii) the withdrawal of public company status of the Company as promptly as practicable after the date of this Agreement and in any event prior to the Closing, including causing such matters to be brought before the board of directors and at a shareholders meeting of the Company for discussion, resolution and/or approval as required by

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

applicable Laws, causing the Seller's representatives on the board of directors of the Company to approve such matters (or, if such Seller is on the board of directors of the Company, to approve such matters), and voting its Company Shares in favor of such matters.
5.16    [*]
ARTICLE VI
CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PARTIES TO CLOSE
6.1    Mutual Conditions.  The obligation of Buyer and the Sellers to consummate the Share Purchase at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived by Micron and Powerchip:
(a)    No Laws or Orders. No Governmental Authority shall have enacted, issued or enforced any Law or Order which is in effect on the Closing Date and has or would have the effect of prohibiting, enjoining or restraining the consummation of the transactions contemplated by this Agreement or otherwise making such transactions illegal.
(b)    Regulatory Approvals.  All Regulatory Approvals required under applicable Laws for the consummation of the Share Purchase shall have been obtained or made, and each such approval and filing shall be in full force and effect, any waiting period (or extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act, the ROC Fair Trade Law, or other similar Laws of relevant jurisdictions shall have expired or been terminated and the foreign investment approvals of the Investment Commission and, if applicable, filings with the Securities and Futures Bureau shall have been obtained and made.
(c)    Sponsor Agreement Closing. The Sponsor Agreement Closing shall have occurred prior to, or shall occur concurrent with, the Closing.
6.2    Conditions to Buyer's Obligations.  The obligation of Buyer to consummate the Share Purchase at the Closing is further subject to the fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived in whole or in part by Micron in its sole discretion:
(a)    Accuracy of Representations and Warranties. The representations and warranties of each Seller shall have been true and correct in all material respects when made and shall be true and correct in all material respects at the Closing as if made at the Closing (except for any representations and warranties that are expressly made as of a specific date, which shall be true and correct in all material respects as of such date).

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)    Covenants. Each Seller shall have performed and complied in all material respects with each agreement, covenant and obligation that the Seller is required to so perform or comply with under this Agreement at or prior to the Closing.
(c)    No Company Insolvency Event. No Insolvency Event shall have occurred with respect to the Company.
(d)    No Seller Insolvency Event. No Insolvency Event shall have occurred with respect to any Seller.
(e)    Opinion of Independent Accountant. At or prior to the date of this Agreement, the Sellers shall have received a fairness opinion from PwC, in form and substance reasonably satisfactory to Micron, that the Consideration constitutes reasonably equivalent value for the Unencumbered Sellers' Shares to be sold at the Closing; and such opinion shall not have been modified or rescinded at or prior to the Closing.
(f)    Lender Consents. The Sellers shall have obtained all Lender Consents, which shall be in form and substance reasonably satisfactory to Micron, and shall have delivered copies thereof to Micron.
(g)    Elpida Consent. The Examiner and the Reorganization Court shall have consented to (i) the Share Purchase, (ii) the arrangements contemplated by Section 5.12 and (iii) the [*] as contemplated by Section 6.3(d), each of which consents shall be in form and substance reasonably satisfactory to Micron.
(h)    Release of Liens. The Sellers shall have taken all such actions necessary to cause all Liens on the Sellers' Shares to be sold at the Closing to have been terminated, cancelled and released in full, and Micron shall have received from the Sellers evidence reasonably satisfactory to Micron of the taking of any and all such actions and the effectiveness thereof.

(i)    [Intentionally left blank].

(j)    Sale of All Unencumbered Sellers' Shares. All of the Unencumbered Sellers' Shares will be sold by Sellers to Buyer or the Permitted Designee, if applicable, at the Closing.
(k)    TDCC Book-Entry Share Transfer. In the event that the Sellers' Shares are in book-entry (scripless) form, to enable Buyer's or the Permitted Designee's designated securities agent to file the appropriate and complete application with the Taiwan Depository & Clearing Corporation (“TDCC”) to effect book-entry transfer of the Unencumbered Sellers' Shares, at least two (2) Business Days prior to the Closing Date, the Sellers shall have delivered to Buyer's or the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Permitted Designee's designated securities agent: (1) a share transfer application form duly completed and chopped or signed, as appropriate, by each Seller for transfer of its portion of the Unencumbered Sellers' Shares, to Buyer or the Permitted Designee, as the case may be, (2) each Seller's TDCC securities passbook and relevant securities chop, (3) original filing record of Powerchip with the Securities and Futures Bureau for transfer of shares by Powerchip as a major shareholder of the Company, (4) any other instruments and documents necessary for the application to the TDCC to effect the release and cancellation of any share pledge or other Liens on or over the Unencumbered Sellers' Shares, and (5) any other instruments and documents necessary for the application to the TDCC to effect book-entry transfer of the Unencumbered Sellers' Shares. Promptly after the book-entry transfer of the Unencumbered Sellers' Shares has been completed, Buyer shall cause its designated securities agent to return the securities passbooks and chops referred to in clause (2) above to the Sellers.
(l)    Physical Share Transfer. In the event that the Sellers' Shares are issued in physical certificated form, at least two (2) Business Days prior to the Closing Date, the Sellers shall have delivered to Buyer's or the Permitted Designee's counsel: (1) a share transfer application form duly completed and chopped or signed, as appropriate, by each Seller for transfer of its portion of the Unencumbered Sellers' Shares, to Buyer or the Permitted Designee, as the case may be, and (2) any other instruments and documents necessary for the release and cancellation of any share pledge or other Liens on or over the Unencumbered Sellers' Shares.
(m)    Resignations. The Sellers shall have delivered to Micron, in form and substance reasonably satisfactory to Micron, resignation letters or other documentation evidencing the resignation or removal of all of the Sellers and the Sellers' representatives, as the case may be, from the Board of Directors, the Executive Committee, and any other management body of the Company and any Subsidiary of the Company effective as of the Closing.
(n)    No Burdensome Regulatory Conditions. No Governmental Authority shall have enacted, issued, promulgated, enforced, entered or deemed applicable to the Share Purchase or any other transaction contemplated by this Agreement any Law or Order (whether temporary, preliminary or permanent) which is in effect and (i) which has the effect of (A) prohibiting Micron's, Buyer's or the Permitted Designee's direct or indirect ownership or operation of any portion of the Company Shares or the business of Elpida, the Company or any of their respective Subsidiaries, or (B) compelling Micron, Buyer or the Permitted Designee to dispose of or hold separate all or any portion of the Company Shares or the businesses or assets of Micron, Elpida or the Company or any of their respective Subsidiaries, or (iii) could reasonably be expected to materially affect the economic or business benefits contemplated by this Agreement or the Sponsor Agreement, including the benefits resulting from the integration of Elpida with Micron and from the acquisition by Micron, directly or indirectly, of Company Shares.
(o)    Going Private Transaction. The Company shall have been delisted from the Emerging Market of the GreTai Securities Market and its public company status shall have been duly withdrawn.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(p)    [*]
(q)     Certificate. Micron shall have received from each Seller a certificate dated as of the Closing Date, executed by a duly authorized executive officer of such Seller (for each entity Seller) or by the Seller (if an individual), to the effect that the conditions set forth in Section 6.2(a) (with respect to the representations and warranties of such Seller), Section 6.2(b) (with respect to the agreements, covenants and obligations of such Seller) and Section 6.2(d) (with respect to an Insolvency Event of such Seller) have been satisfied.

6.3    Conditions to Sellers' Obligations.  The obligation of Sellers to consummate the Share Purchase at the Closing is further subject to the fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived in whole or in part by Powerchip in its sole discretion:
(a)    Accuracy of Representations and Warranties. The representations and warranties of Micron and Buyer shall have been true and correct in all material respects when made and shall be true and correct in all material respects at the Closing as if made at the Closing (except for any representations and warranties that are expressly made as of a specific date, which shall be true and correct in all material respects as of such date).
(b)    Covenants. Each of Micron and Buyer shall have performed and complied in all material respects with each agreement, covenant and obligation that Micron or Buyer, as the case may be, is required to so perform or comply with under this Agreement at or prior to the Closing.
(c)     Certificate. Powerchip shall have received from Micron a certificate dated as of the Closing Date, executed by a duly authorized executive officer of Micron, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.
(d)    [*]

(e)    New Licenses. [*] Elpida shall have executed and delivered the New Licenses.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE VII
TERMINATION OF AGREEMENT
7.1    Termination.  This Agreement may not be terminated prior to the Closing, except as follows:
(a)    by mutual agreement of Micron and Powerchip;
(b)    by Micron upon written notice to Powerchip, if an Insolvency Event with respect to the Company or any Seller occurs;
(c)    in the event the Sponsor Agreement terminates in accordance with its terms prior to the Sponsor Agreement Closing, this Agreement will terminate automatically;
(d)    by Micron, (i) if any of the representations and warranties of any of the Sellers set forth in this Agreement was not true and correct when made or shall have become untrue or incorrect, which failure to be true and correct would give rise to a failure of the closing condition in Section 6.2(a) or (ii) there shall have been a breach or failure to perform or comply with any of the agreements, covenants or obligations set forth in this Agreement on the part of the any Seller, which breach or failure would give rise to a failure of the closing condition in Section 6.2(b); provided that, in each case of (i) or (ii) (A) the failure to be true and correct, or the breach or failure to perform or comply, is not cured within twenty (20) Business Days after Micron has notified Powerchip in writing of its intent to terminate this Agreement pursuant to this Section 7.1(d) or which by its nature cannot be cured and, at (B) the time of such notice, neither Micron nor Buyer is in breach of this Agreement in any material respect;
(e)    by Powerchip, (i) if any of the representations and warranties of Micron or Buyer set forth in this Agreement was not true and correct when made or shall have become untrue or incorrect, which failure to be true and correct would give rise to a failure of the closing condition in Section 6.3(a) or (ii) there shall have been a breach or failure to perform or comply with any of the agreements, covenants or obligations set forth in this Agreement on the part of Micron or Buyer, which breach or failure would give rise to a failure of the closing condition in Section 6.3(b); provided that, in each case of (i) or (ii), (A) the failure to be true and correct, or the breach or failure to perform or comply, is not cured within twenty (20) Business Days after Powerchip has notified Micron in writing of its intent to terminate this Agreement pursuant to this Section 7.1(e) or which by its nature cannot be cured and (B) at the time of such notice, neither Powerchip nor any other Seller is in breach of this Agreement in any material respect;
(f)    by either Micron or Powerchip if any Governmental Authority (A) shall have enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated by this Agreement any Law that is in effect and has the effect of making the consummation of any of the transactions contemplated by this Agreement illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by this Agreement, (B) shall have issued or granted any Order that is in effect and has the effect of making any of the transactions

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

contemplated by this Agreement illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by this Agreement, and such Order has become final and non-appealable or (C) which must grant a Regulatory Approval has denied such approval and such denial has become final and non-appealable;
(g)    by Micron if any Governmental Authority shall have enacted, issued, promulgated, enforced, entered or deemed applicable to the Share Purchase or any other transaction contemplated by this Agreement any Law or Order which is in effect and is final and non-appealable and which has the effect of (i) prohibiting Micron's, Buyer's or the Permitted Designee's direct or indirect ownership or operation of any portion of the Company Shares or the business of Elpida, the Company or any of their respective Subsidiaries, or (ii) compelling Micron, Buyer or the Permitted Designee to dispose of or hold separate all or any portion of the Company Shares or the businesses or assets of Micron, Elpida or the Company or any of their respective Subsidiaries, in any case, in connection with the Share Purchase or any other transaction contemplated by this Agreement; or
(h)    by either Micron or Powerchip if the Closing has not occurred on or prior to 11:59 p.m. Tokyo Time on the second anniversary of the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(h) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the primary cause of, or resulted in, the failure of the Closing to occur prior to such date.
7.2    Notice of Termination; Survival After Termination.
(a)    In the event the Sponsor Agreement terminates prior to the Sponsor Agreement Closing, Micron will provide prompt notice of that event to Powerchip.
(b)    In the event of the termination of this Agreement pursuant to Section 7.1, the provisions of this Agreement shall immediately become void and of no further force or effect (other than Sections 5.5, 5.6, 5.7, 5.13(c) and 5.16, this Section 7.2(b) and Article VIII, which shall survive the termination of this Agreement or any rescission, cancellation or unwinding of this Agreement or the transactions herein), and no party hereto will have any further obligations or liabilities hereunder except for obligations or liabilities arising under such surviving provisions; provided that the foregoing shall not be deemed to release any party from any liability resulting from such party's breach of this Agreement prior to such termination.
ARTICLE VIII
MISCELLANEOUS
8.1    Governing Law.  Except to the extent that the Laws of the ROC are applicable to the transfer of the Unencumbered Sellers' Shares, this Agreement shall be governed by and construed in

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

accordance with the Laws of the State of Delaware, without regard to any conflict of laws rules thereof that might indicate the application of the Laws of any other jurisdiction.
8.2    Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in person, or if delivered by facsimile upon confirmation of receipt or (b) on the third Business Day following the date of dispatch if delivered by an internationally recognized express courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 8.2 by the party to receive such notice:
(a)    if to Micron or Buyer, to:

Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho 83716-9632
Attention: General Counsel
Facsimile: (208) 363-1309
with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304
Attention: John Fore
Michael Russell
Facsimile: (650) 493-6811
(b)    if to the Sellers, to:

Powerchip Technology Corporation
No.12, Li-Hsin Rd. 1
Hsinchu Science Park
Hsinchu, Taiwan, R.O.C.
Attention: Jerry Shao
Facsimile: 886-3-5792057
with a copy (which shall not constitute notice) to:

Powerchip Technology Corporation
No.12, Li-Hsin Rd. 1
Hsinchu Science Park
Hsinchu, Taiwan, R.O.C.
Attention: Joe Wu
Facsimile: 886-3-5792014

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.3    Entire Agreement.  This Agreement and the Confidentiality Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, between the parties with respect to the subject matter hereof.
8.4    Waivers and Amendments.  This Agreement may be amended if, and only if, such amendment is in writing and signed by each of Micron and Powerchip. Any provision of this Agreement applicable to Micron, Buyer or the Permitted Designee, if any, may be waived by Micron in writing, and any provision of this Agreement applicable to any of the Sellers may be waived in writing by Powerchip. Any amendment or waiver agreed to, or any consent given, in writing (a) by Micron shall be binding on Micron, Buyer, the Permitted Designee, if any, and their respective successors and assigns, and (b) by Powerchip shall be binding on Powerchip and all other Sellers and their respective successors and assigns. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.
8.5    Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement is not assignable by any party without the prior written consent of the other parties, provided, however, that Buyer may assign its rights to purchase all or any portion of the Sellers' Shares to one or more Permitted Designees.
8.6    Construction.  The parties acknowledge and agree that (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its preparation, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties, regardless of which party was generally responsible for the preparation of this Agreement.
8.7    Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
8.8    Language.  The Agreement shall be made and interpreted in the English language. Any translation hereof into Chinese or any other language shall be used for reference purposes only with no binding effect.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.9    Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, the parties agree that such provision will be enforced to the maximum extent possible so as to effect the intent of the parties, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. If necessary to effect the intent of the parties, the parties agree to negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.
8.10    Counterparts.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
8.11    No Third Party Beneficiaries.  Except as expressly provided herein in favor of Elpida or the Released Parties or the Powerchip Released Parties under Section 5.13, no provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the parties hereto.

[Signature page follows]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MICRON TECHNOLOGY, INC.

By:     /s/ Michael Sadler
Name: Michael Sadler
Title: VP Corporate Development
MICRON SEMICONDUCTOR B.V.

By:    /s/ Thomas L. Laws, Jr.
Name: Thomas L. Laws, Jr.
Title: Managing Director A

By:    /s/ A. Konijn
Name: A. Konijn
Title: Managing Director B

Signature Page to Share Purchase Agreement

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SELLERS:
POWERCHIP TECHNOLOGY CORPORATION
By:    /s/ Frank Huang
Name: Frank Huang
Title: CEO and Chairman

LI-HSIN INVESTMENT CO., LTD.
By:    /s/ Frank Huang
Name: Frank Huang
Title: Chairman

QUANTUM VISION CORPORATION
By:    /s/ Frank Huang
Name: Frank Huang
Title: Chairman

MAXCHIP ELECTRONICS CORPORATION
By:    /s/ Michael Tsai
Name: Michael Tsai
Title: Chairman

DR. FRANK HUANG

/s/ Frank Huang

Signature Page to Share Purchase Agreement

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SCHEDULE 1

Seller	Jurisdiction of organization	Number of Sellers' Shares
Powerchip Technology Corporation (fka Powerchip Semiconductor Corporation)	ROC	627,674,000
Li-Hsin Investment Co., Ltd.	ROC	63,462,749
Quantum Vision Corporation	ROC	10,625,000
Maxchip Electronics Corporation	ROC	6,831,651
Dr. Frank Huang	n/a	5,034,186
Total		713,627,586

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

THE FOLLOWING ATTACHMENTS TO THE SHARE PURCHASE AGREEMENT HAVE BEEN OMITTED IN ACCORDANCE WITH ITEM 601(B)(2) OF REGULATION S-K

•	Schedule 2 - Existing Licenses

•	Exhibit A - [*]

•	Exhibit B - [*]

•	Exhibit C - [*]